Exhibit 4.12

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7 April 2003



PRIVATE & CONFIDENTIAL
----------------------
Mr David Gill
Spindles
St Mary's Road
Bowdon
Cheshire
WA142PH


Dear David

             Your Position as Non-Executive Director of the Companv

I am writing to record the terms on which you have agreed to be appointed as a non-executive director of ebookers plc ("the Company"). This letter does not constitute a contract of service.

This letter shall also govern the terms on which you may be appointed as a non-executive director of any other Group Company. For the purposes of this letter, 'Group Company' shall mean the Company, any company which is a subsidiary or holding company of the Company and any company which is a subsidiary of any such holding company.

The expressions 'subsidiary' and 'holding company' shall bear the respective meanings set out in section 736 of the Companies Act 1985, as amended ("the Act").

The "Board" shall mean the board of the Company from time to time.

1.       TERM OF OFFICE

Your continuance in office as a non-executive director of any Group Company will be subject to the provisions governing retirement by rotation and other provisions governing the resignation of directorships prescribed by the relevant Group Company's Articles of Association. Your appointment will automatically cease if you are not re-appointed or (as appropriate) re-elected as a director.

Subject to the above, your appointment as a non-executive director will continue for a period of two years from the date of this Agreement or, if earlier, by termination by either party giving to the other not less than 4 weeks' prior notice in writing. Upon the termination of this Agreement for whatever reason you will upon the request of the Company resign as a director of each Group Company and in the event of your failure to do so your execution of the acknowledgement below shall operate as your irrevocable authority to the Company to appoint some person in your name and on your behalf to execute any document and to do all things requisite to effect such resignations.



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In the event that you are disqualified from acting as a director for any reason
(whether under the Act or any other legislation) or under the provisions of the Articles of Association of the relevant Group Company, your appointment as non-executive director of each Group Company will terminate immediately. On termination of your appointment, for whatever reason, you will promptly return to the Company all papers and property of any Group Company which are in your possession.

2.       FEES

Subject to clause 3 below, you will be entitled to a fee at the rate of (pound)25,000 per annum (plus VAT, if appropriate) subject to payments of tax and National Insurance contributions or other deductions required by law. The "year" of calculation runs from I January to 31 December. The fee will be payable in arrears in four equal instalments on the last working day of March, June, September and December each year by cheque and will be pro rated if services have been provided for only part of the year. The fee covers your appointment as non-executive director of the Company and any other Group Company (as appropriate).

On termination of your appointment you will be paid your director's fee on a pro-rata basis, to the extent unpaid, up to the date of termination.

The terms of this letter do not cover collateral arrangements (if any) under which you undertake any special task for, or consultancy role with, the company; these are matters which will be dealt with, should they arise, in separate correspondence, and will be separately remunerated.

3.       SHARE ISSUE

Provided you are still engaged hereunder and no notice of termination has been given by either party we have agreed that you will ascribe (pound)6,500 of your annual fee, paid in four equal amounts from the fees detailed in 2 above (after payments of tax and National Insurance contributions or other deductions required by law) to the subscription for (pound)6,500 worth of ordinary shares in the Company per annum, each year in arrears. The subscription and issue for shares will be pro rated if services have been provided for only part of the year. The shares will be issued on the third working day after the release to the market of the Company's Annual Results. The value of the shares at the point of subscription is to be calculated at the average quoted share price over the preceding calendar year.

In the event that during the relevant calendar year, there shall have been any subdivision, consolidation, conversion, issue by way of capitalisation of profits or reserves, rights issue, capital distribution or other reorganisation in respect of the ordinary share capital of the Company, then the average share price for such year for the purposes of this Clause 3 shall be referred to the Company's auditors who (acting as experts not arbitrators) shall in their reasonable discretion determine such average price in such circumstances.

In the event of a Company re-organisation or amalgamation you will be issued with a corresponding category of shares in the new entity.

In the event of termination of this Agreement for whatsoever reason the entitlement to receive further shares will cease immediately upon notice of termination having been given by either party

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4.       EXPENSES

You will be entitled to be reimbursed reasonable travelling expenses for attendance at board meetings, general meetings and the performance of your duties pursuant to the terms hereunder, and any reasonable accommodation expenses if the performance of your duties necessitates any overnight stay away from your home. You should not incur any other expenses for which you expect to be reimbursed without clearing the matter with the Chief Executive of the Company before incurring that expense.

5.       INSURANCE BENEFITS

The Company shall pay all premium and do all other things to provide directors' and officers' insurance (subject to the terms and conditions of insurance from time to time) in relation to services provided by you hereunder until expiry of this Agreement or earlier termination by either party for whatsoever reason. The choice of insurance provider will be in the absolute discretion of the Board.

6.       DUTIES

                                    Specific

Your board responsibilities will include serving as the financial expert to the Company's Audit Committee as that term is defined by the Sarbanes-Oxley Act of 2002 and US Securities and Exchange Commission "SEC" rulemaking thereunder, subject to board determination as such.

                                     General

As a non-executive director you will be expected to exercise the general fiduciary duties and duties of care and confidentiality expected of every director, but in particular your role will be to suggest, advise on and monitor matters relating to:

a) the strategy and performance of the Company or any Group Company; and

b) present and future availability and use of resources; and

c) corporate governance.

7. ACCESS

It is hereby confirmed on behalf of the Company that as a director:

a) you will be given full access to all information about the Company and each Group Company of which you are a director, and its affairs which is available to other directors;

b)            you will be given reasonable advance notice of meetings.

8.            GENERAL AND RESERVED MATTERS

a) As a non-executive director, you should note that you do not have authority to commit the Company or any Group Company in any way without the express authorisation of the board or a committee thereof or save as agreed in writing with the Chief Executive.

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b)            You will be entitled to the indemnification afforded to directors by the Articles of Association of the Company and of any relevant Group Company.

c) Without prejudice to the provisions of paragraph 6(a) above, the following matters shall only be undertaken with the sanction of the Board or a committee thereof ("the Company" includes any Group Company for the purposes of this clause 6( c) save where the context otherwise requires):

     i) the issue of any request or invitation to any encumbrance to appoint a receiver (or similar officer) or otherwise to take possession of any assets of the Company;

     ii) the consolidation or amalgamation of the Company with any other company, association, partnership or legal entity;

     iii) the creation or acquisition of a subsidiary (as defined in section 736 of the Act) of the Company;

     iv)  the acquisition of shares in any other company;

     v)   the entry into any joint venture or partnership;

     vi) the establishment of any branch or representative office of the Company;

     vii) any sale, lease, transfer, mortgage, pledge or other disposition of the undertaking of the Company or any part thereof;

     viii) the creation of any mortgage share pledge lien or other encumbrance over any of the assets of the Company (save for liens and other encumbrances arising by operation oflaw in the ordinary course of business of the Company);

     ix) any guarantee or indemnity by the Company of the liabilities or debts of any other person, firm or company;

     x) the obtaining of any borrowing or other financing required or desired by the Company and the terms on which such borrowing or other financing are procured and any variation in the Company's arrangements with its bankers;

     xi) the payment of any management charges, service charges or similar charges by the Company other than under any relevant management agreement;

     xii) any loans by the Company to any of the members or to any subsidiary of a member or associated companies and their directors (or their nominees);

     xiii) any transaction or disposition other than a bona fide transaction for value at arm's length;

     xiv) any transaction or disposition involving a director of former director of the Company or a person connected therewith as a party to the transaction or disposition;

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     xv)  the entry into any long term or onerous contract otherwise than in the ordinary course of business of the Company;

     xvi) all matters relating to the taxation affairs of the Company;

     xvii) the approval of any budgets of or the annual accounts interim or preliminary results of the Company, the approval of any notice of general meeting or the approval of any circulars to shareholders;

     xviii) the making of any distribution by way of dividend out of the profits of the Company;

     xix) the appointment or removal of any Director of the Company;

     xx)  the grant of any powers of attorney by the Company.

Each of the sub-clauses set out in paragraph 6( e) of this letter shall be construed separately and independently and accordingly no such sub-clause shall be construed by reference to any other such sub-clause.

Until otherwise advised in writing the Chief Executive of the Company shall be Mr Dinesh Dhamija.

9.       CONFIDENTIALITY

You shall at all times use all reasonable endeavours to keep confidential any confidential information which you may acquire in relation to the Company or Group Company or in relation to the clients, business or affairs of the Company or Group Company and shall not use or disclose such information except with the consent of the Company or, in the case of information relating to the Company, in the ordinary course of advancing the business of the Company. The restriction in this Clause 10 shall not apply to any information:

          which is publicly available or becomes publicly available through no action by yourself;

          which was in your possession prior to its disclosure;

          which is disclosed to you by a third party which did not acquire the information under an obligation or confidentiality; or

which is disclosed in accordance with the requirements of law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority.

The provision of this Clause 10 shall survive any termination of this Agreement.


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Please execute the enclosed duplicate of this letter signifying your acceptance of the terms and conditions enclosed herein.

Yours sincerely





/s/__Nigel Addison Smith__________
Nigel Addison Smith
Chief Financial Officer
for and on behalf of ebookers pIc



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I hereby acknowledge and agree to the terms set out above and, by way of security, I hereby irrevocably appoint the Company and any of the Company's delegates or sub-delegates to be my attorney in my name and on my behalf to execute any document and to do all things requisite to effect my resignation from office as a director of the Company and of any Group Company upon a termination hereof and a request from the Company for such resignation as contemplated in clause 2 above. Dc




SIGNED AND DELIVERED AS          )
A DEED by the said David Gill    )     /s/___David Gill______
in the presence of:              )

Witness: Sharon Faulkner

Signature: /s/__Sharon Faulkner______

Name: S Faulkner

Address: 44 Me  way Crescent, John Leigh Gardens, Altrincham

Occupation: Secretary

Date: April 4, 2003